Exhibit 99.1

FOR IMMEDIATE RELEASE

Seneca Gaming Corporation

Announces Add-On Senior Notes Offering

Niagara Falls, NY — May 10, 2005 — Seneca Gaming Corporation (SGC) today announced that it is commencing an offering of an aggregate principal amount of $200 million of additional 7¼% senior notes due 2012 pursuant to an exemption from registration under the Securities Act of 1933.  The issuance would be an add-on to the existing aggregate principal amount of $300 million of 7¼% senior notes due 2012 that were issued in May 2004.  The add-on senior notes would have substantially identical terms to, and form a single series with, the previously issued senior notes.

The net proceeds of the offering would be used to pay the amount owed by Seneca Niagara Falls Gaming Corporation to Freemantle Limited (Freemantle) pursuant to a termination agreement entered into by the parties yesterday to terminate the $80 million loan that Freemantle provided in November 2002 for the construction and development of Seneca Niagara Casino, which termination payment amount is expected to be approximately $126 million, to fund certain costs associated with the expansion of SGC’s operations, and for general corporate purposes.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of SGC.  The notes will not be sold in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful.  The notes will not be registered under the Securities Act or applicable state securities laws and the notes may not be offered or sold in the United States absent registration or available exemption from such registration requirements.

SGC is a wholly owned, tribally chartered corporation of the Nation that operates all of the Nation’s Class III gaming operations in Western New York. SGC, through its wholly owned subsidiaries, SNGFC and Seneca Territory Gaming Corporation (STGC), operates two casinos in Niagara Falls, New York (Seneca Niagara Casino) and Salamanca, New York (Seneca Allegany Casino), respectively.

Forward-Looking Information

                This press release contains certain forward-looking information intended to qualify for the safe harbor from liability established by the Private securities Litigation Reform Act of 1995. These may be generally identified by the context of certain statements or the use of forward-looking terminology, such as “believes”, “estimates”, “anticipates”, “intends”, “plans”, “expects”, and words of similar meaning, with references to SGC and its management. Similarly, statements that describe our plans or goals are all forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements contained in this release. Additional information concerning potential factors that could affect SGC’s financial conditions, results of operations, and expansion projects, is included in the filings of SGC with the SEC.

SGC disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if the date is not stated, as of this press release date.

Contact: Joseph A. D’Amato, Senior Vice President Finance and Administration for additional information at 716-299-1073.